Exhibit 10.33

Hexion Specialty Chemicals B.V.
P.O. Box 685
3195 ZH Rotterdam
The Netherlands
www.hexion.com

Deed of Settlement

THE UNDERSIGNED:

1.	HEXION SPECIALTY CHEMICALS B.V., a company incorporated under the laws of the Netherlands, in this matter duly represented by Ans Knape / Vice President HR, hereinafter to be referred to as “the Company”;

and

2.	MR CORNELIS VERHAAR, residing at the Oranjenassaulaan 67 (1075 AL) Amsterdam, the Netherlands, hereinafter to be referred to as “the Employee”;

WHEREAS:

(a)	The Employee entered into an employment agreement with Hexion Specialty Chemicals B.V. per May 15, 2006. Currently, the Employ holds the position of Executive Vice President and President ECRD.

(b)	The Company and the Employee have discussed the terms of a Deed of Settlement on the terms and conditions of termination of the Employee’s employment agreement.

(c)	The parties wish to lay down their agreement in this present Deed of Settlement (the “Deed”).

DECLARE AND HAVE AGREED AS FOLLOWS:

1.	The employment agreement will terminate as per September 1, 2008 (the “Termination Date”).

2.	Up to and including the Termination Date the Employee will remain entitled to full payment of his salary and employment benefits.

3.

As per the Termination Date the Company shall provide the Employee with a mandatory final settlement (in Dutch: ‘eindafrekening’), which shall in any event include the pro rata holiday allowance and compensation for unused vacation days.

Hexion Specialty Chemicals B.V.
P.O. Box 685
3195 ZH Rotterdam
The Netherlands
www.hexion.com

As a part of the final settlement, the Company shall pay the Employee a pro rata bonus of € 162,500.—gross, to be paid before September 10, 2008 as a lump sum. The Employee shall not be entitled to any other bonus payments, other bonus entitlements shall be considered forfeited.

4.	As consideration for the termination of the employment agreement the Company shall pay the Employee a severance payment for loss of current and future income amounting to € 348,140.— gross (“the Severance”). Payment of the Severance shall be made in 12 equal monthly installments starting per the end of September 2008. The Severance is a gross amount. The income tax, national insurance contributions (in Dutch: ‘premies volksverzekeringen’) and the premiums related to the Dutch health care act (in Dutch: ‘ZVW’) shall be deducted from the gross Severance.

5.	Per the Termination Date the Employee resigns from his position as Director under the articles of association of the Company as well as from his position as Director with any of the affiliated companies.

6.	The Employee shall remain available for all pending and future litigation, especially but not limited to the litigation with regard to the Huntsman transaction. The Employee will make a reasonable effort to assist the Company or affiliated companies.

7.	For a period of one year following the Termination Date, the Employee shall not be allowed without the Company’s prior consent to that effect in writing, to be active in any way whatsoever, either directly or indirectly, for his own account or that of others, in or to work for, or to be involved in or to have an interest in any enterprise carrying out activities which are similar to or competitive with those of the Company or legal entities forming a part of the group to which the Company belongs. If the Employee acts in violation of this clause, the entitlement to a Severance under this Deed will immediately cease to exist.

8.	The parties to this agreement will refrain from making any statements that may be detrimental to (the reputation of) the other party.

9.	Both the internal communication, as well as the external communication, with respect to the termination of the Employee’s employment agreement must be done in consultation between the parties.

Hexion Specialty Chemicals B.V.
P.O. Box 685
3195 ZH Rotterdam
The Netherlands
www.hexion.com

10.	The parties undertake to keep the terms and conditions of this Deed strictly confidential and shall not disclose any part thereof to any third party without the other party’s prior written consent, unless required by law.

11.	After fulfillment of the terms and conditions set forth in this Deed, any rights based upon or arising from or connected with the employment agreement, the termination thereof, are hereby irrevocably waived and neither party will hold the other liable on any grounds whatsoever and/or will institute any claims against the other party with respect to the employment agreement or the termination thereof. The Company indemnifies and holds the Employee harmless against any claims or liabilities based upon or arising from or connected with the Employee’s corporate position(s).

12.	Any amendments to this Deed can only be made in writing, which amendments must be signed, executed and dated by the parties.

13.	Parties hereby explicitly waive any rights to dissolve this Deed e.g. on the basis of a vitiated consent (in Dutch: ‘wilsgebreken’).

14.	This Deed is governed by Dutch law and is qualified as a settlement agreement (in Dutch: ‘vaststellingsovereenkomst’) within the meaning of article 7:900 of the Dutch Civil Code. Any dispute arising from or related to this agreement shall be exclusively adjudicated by the Dutch competent court.

Thus agreed and signed in twofold in Pernis on 11 August, 2008.

/s/ Ans Knape	/s/ Cornelis Verhaar
Hexion Specialty Chemicals B.V.	Mr C Verhaar
Mrs A Knape
Vice President HR